MOODY CAPITAL

MOODY CAPITAL SOLUTIONS, INC.
208 Summitrail Lane, Dawsonville, GA 30524
595 Market St. #2410, San Francisco, CA 94105
Members FINRA & SIPC

February 4, 2013

CONFIDENTIAL

Del Toro Silver Corporation
c/o Rutledge Law Center
320 North Carson Street
Carson City, NV 89701-4597

This letter (the "Agreement") confirms **Raymond P Dowd of Moody Capital Solutions, Inc.** ("Moody Capital") engagement as exclusive agent with **sixty day term (renewable for an additional 60 days)** for **Del Toro Silver Corporation** (the "Company"), in connection with the proposed Joint Venture Agreement for the **Natchez Pass (AKA the "Nick") gold mine** (the "JVA"). Initial term is 60 days from date of execution in which Moody Capital shall make best efforts to raise the minimum of $500,000; second term is at Company's sole discretion and runs for 60 days in which Moody Capital shall make best efforts to raise the remaining $500,000. No disbursements shall be made to company until $500,000 has been raised.

1. Services to be Rendered. In connection with the Joint Venture, as requested, Moody Capital will assist in the creation of the entire Joint Venture offering, assist the Company in structuring the JVA (Joint Venture Agreement), identifying, contacting and evaluating potential JV partners (the "Services").

In connection with this Agreement, the Company agrees to keep Moody Capital up to date and apprised of all material business, market and current legal practices and developments related to the Company and its operations and management. Moody Capital shall devote such time and effort, as it deems commercially reasonable under the circumstances in rendering the Services. Moody Capital cannot guarantee results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

2. Compensation. For Raymond P Dowd and Moody Capital's services hereunder, the Company agrees to:

(a) Grant a 5% NSR in kind or in cash at Moody's election for raising and disbursing a minimum of $500,000 to the company for use as working capital to bring mine into production. NSR shall terminate upon termination of JVA and be recorded against claims until all sums due hereunder have been repaid;

(b) Pay a 5% commission to Moody Capital upon closing of an asset sale brought by Moody Capital;

(c) Pay a 5% termination fee on a minimum $500,000 in raised funds in the event of an asset sale by another broker after mine is in production. Fee payable upon closing of such asset sale;

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(d) Return 100% of disbursed investor funds (minimum raised $500,000) plus a 10% JVA termination fee in the event of an asset sale through another broker after mine is in production. Payable upon closing of such an asset sale;

3. *Information.* The Company will furnish Moody Capital such information the Company represents and warrants will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise Moody Capital promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company authorizes Moody Capital to provide the information to investors in connection with the JVA. The Company and Moody Capital shall have the right to approve every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the JVA.

4. *Termination and Survival.* This Agreement shall survive for the life of the JVA and terminate upon the earlier of when the JVA terminates or when all funds raised hereunder and accepted by Company have been repaid.

5. *Tail Period.* Moody Capital shall be entitled to compensation as set forth in Section 2 of this Agreement for any JVA between Company and an entity introduced by Moody Capital, that occurs at any time during the twelve (12) month period following the two 60 day terms.

6. *Confidentiality of Advice.* Except as otherwise provided in this paragraph, any written or other advice rendered by Moody Capital pursuant to its engagement hereunder are solely for the use and benefit of the Company's executive management team and Board of Directors and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company's executive management team and Board of Directors who also shall not disclose such information, in each case, without Moody Capital's prior approval, unless in the opinion of counsel and after consultation with Moody Capital, such disclosure is required by law.

7. *Obligations Limited.* Moody Capital shall have no obligation to make any independent appraisals of assets or liabilities or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

8. *Third Party Beneficiaries.* This Agreement is made solely for the benefit of the Company, Moody Capital and other Indemnified Persons (as defined herein), and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

9. *Representations and Warranties.* The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

10. *Indemnification.* In connection with and as part of the engagement contemplated herein, the Company agrees to indemnify, defend and hold Moody Capital harmless in accordance with the indemnification rider attached hereto as Exhibit A.

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11. *Exclusive.* The Company acknowledges and agrees that Moody Capital is being granted exclusive rights with respect to the Services to be provided to the Company and the Company is not free to engage other parties to provide brokerage services similar to those being provided by Moody Capital hereunder during the **initial 60 day and additional 60 day terms**, as applicable, without the prior written consent of Moody Capital. The Company agrees to keep Moody Capital apprised of all investors it is considering bringing into a transaction so that Moody Capital's efforts can be adjusted accordingly.

12. *Non-Circumvention.* During the Term and the Tail Period of this Agreement, the Company agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement. The Company agrees not to accept any business opportunity from any third party to whom Moody Capital introduces to the Company during the Term or the Tail Period of this Agreement without the consent of Moody Capital, unless for each business opportunity accepted by the Company from a third party introduced by Moody Capital, the Company remits a term sheet providing for compensation to the Placement Agent in accordance herewith, or which otherwise provides for a compensation structure in accordance herewith.

13. *Compliance.* Moody Capital hereby agrees to comply with all applicable federal and state laws and further represents and warrants that it has all requisite licenses and authority to provide said Services.

14. *Governing Law; Jurisdiction; Jury Trial.* All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in San Mateo County, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15. *Legal Fees and Costs.* If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

16. *Severability.* If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision

shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

17. ***Future Advertisements.*** The Company agrees that Moody Capital has the right to place advertisements describing its services to the Company under this Agreement in its own marketing materials as well as financial and other newspapers and journals at its own expense following the final closing of the JVA or APA.

If the foregoing correctly sets forth the understanding between Moody Capital and the Company, please so indicate in the space provided below for that purpose within ten (10) days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

MOODY CAPITAL SOLUTIONS, INC

By: ______________________ Date: 2/6/13
Timothy Moody, President

By: ______________________ Date: 2.8.2013
Raymond P Dowd, Managing Director

Del Toro Silver Corporation

By: ______________________ Date: 2/6/13
Greg W. Painter, President & Director

By: ______________________ Date: 2/6/13
Patrick A. Fagen, CFO & Director

By: ______________________ Date: ______________

Exhibit A Follows as Pages 5 & 6

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

For purposes of this Exhibit A, unless the context otherwise requires, "Moody Capital" shall include Moody Capital Solutions, Inc, any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the "Indemnified Persons").

The Company shall indemnify, defend and hold Moody Capital harmless against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened against Moody Capital, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with any liability arising out of (i) any misstatement or alleged misstatement of a material fact by Company in any offering materials by Company and (ii) any omission or alleged omission from any offering materials, including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from the negligence, bad faith, unauthorized actions or willful misconduct of Moody Capital in performing the services which are the subject of the Agreement. If for any reason the foregoing indemnification is unavailable to Moody Capital or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Moody Capital as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and Moody Capital on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and Moody Capital, as well as any relevant equitable considerations. No person guilty of fraudulent misrepresentation (as such term has been interpreted under Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Relative benefits to Moody Capital, on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or received by the Company or its stockholders, as the case may be, pursuant to the transaction, bears to (ii) all fees paid to Moody Capital by the Company in connection with the engagement. Moody Capital shall not have any liability to the Company in connection with the engagement, except to the extent of its negligence, bad faith actions, unauthorized actions,its willful misconduct or any other legitimate breach of this Agreement.

The Company also agrees to promptly upon demand reimburse Moody Capital for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend, or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred to in or otherwise contemplated by the Agreement; provided, however, that in the event a final judicial determination is made to the effect that Moody Capital is not entitled to indemnification hereunder, Moody Capital will immediately remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder unless the Company has obtained an unconditional release of Moody Capital, from all liability arising therefrom. The reimbursement, indemnity and contribution obligations of the Company set forth in this Agreement shall be in addition to any liability which the Company may otherwise have to Moody Capital.

Any Indemnified Persons that are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement.

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